EXHIBIT 4.1

COMMON STOCK COMMON STOCK

NUMBER [LOGO OF MH 1, INC. APPEARS HERE] SHARES

INCORPORATED UNDER THE LAWS SEE REVERSE FOR OF THE STATE OF NEVADA

THIS CERTIFIES THAT

IS THE OWNER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR
VALUE $.001 PER SHARE OF
MH 1, INC. (the "Corporation") transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation and the Bylaws and amendments thereto of the Corporation, to all of which the holder by acceptance hereof assents. The certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.